Exhibit 10.51

EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (this “Agreement”) is made and entered into as of November 21, 2003 (the “Effective Date”), by and between eMerge Interactive, Inc., a Delaware corporation (the “Manufacturer”), and Excel Corporation, a Delaware corporation ( the “Lessee”).

RECITALS

A. Previously, Manufacturer has entered into a development agreement with the Lessee, dated January 25, 2002 (the “Development Agreement”), regarding the development of its VerifEYE Carcass Inspection System, and thereafter entered into an Equipment and Technology License Agreement, dated March 12, 2003, relating to installing the VerifEYE Carcass Inspection System in Lessee’s Schuyler, Nebraska beef processing plant.

B. Lessee desires to have Manufacturer install the VerifEYE Carcass Inspection System in certain other of its beef processing facilities (each plant referred to collectively as the “Facility”). In this regard, Lessee desires to lease certain equipment and technology and other intellectual property from Manufacturer relating to the VerifEYE Carcass Inspection System, and Manufacturer desires to lease such equipment and technology and other intellectual property to Lessee, upon the terms and conditions contained in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound, the parties mutually agree as follows:

1. Lease.

(a) Grant. Manufacturer hereby to Lease to Lessee the equipment described in “Products and Services” on Exhibit A (the “Equipment”) during the Term, along with a non-exclusive license to utilize the Equipment and related technology under all intellectual property rights in the equipment and technology including, but not limited to, all rights held by Manufacturer under U.S. 5,914,247, on the terms and conditions set forth in this Agreement. Manufacturer further grants to Lessee for the Term a non-exclusive license under all copyrights in any works of authorship provided by Lessee to Manufacturer (“Works”) to reproduce, display, perform, or make derivative works from such Works in the context of Lessee’s use of the Equipment.

(b) Term. The term of this Agreement (the “Term”) commences on the date of this Agreement and ends, with respect to each Facility, upon the third anniversary of the date of installation, unless earlier terminated in accordance with the terms of this Agreement.

(c) Fees. Lease fees for the Equipment shall be payable in the amounts, at the times and in the manners described in “Lease Price” and “Payment Schedule” on Exhibit A (the “Lease Fees”). All amounts due under this Agreement shall be paid to Manufacturer at its address as specified in this Agreement or at such other place as Manufacturer may designate in writing, without notice or demand, and without abatement, setoff, counterclaim, or deduction of any amounts whatsoever, except as otherwise provided in this Agreement. All amounts due and owing to Manufacturer under this Agreement but not paid on the due date thereof shall bear interest at the rate of the lesser of: (i) twelve percent per annum; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full. Any service fees shall be discounted from Manufacturer’s standard rates by an amount of five percent.

3. Time of Performance. Manufacturer agrees to begin performance of its obligations upon the execution of this Agreement promptly, and agrees that, subject to Section 14 (Risk of Loss), Section 27(e) (Force Majeure) or the acts or omissions of Lessee, the Equipment will be delivered to Lessee at each Facility, undamaged and in good working order, no later than as set forth under “Installation” in Exhibit A (the “Delivery Due Date”). Manufacturer and Lessee agree to communicate and to meet in good faith during the time of performance to discuss the status of the project and to help ensure that the Delivery Due Date is met.

4. Damages for Late Delivery. Subject to delays caused in whole or in part in connection with or through the operation of Section 14 (Risk of Loss), Section 27(e) (Force Majeure) or the acts or omissions of Lessee, Manufacturer agrees to pay Lessee the amount of $500.00 for each day by which the actual date of delivery of the Equipment at any Facility exceeds that Facility’s Delivery Due Date, up to a maximum of $10,000.00. Any such amount shall be payable exclusively through deductions from the Lease Fees.

5. Limitation of Warranties by Manufacturer.

(a) Manufacturer warrants that the Equipment shall meet the descriptions and criteria and shall be as warranted as set forth on Exhibit A. Manufacturer further warrants that (i) all work shall be performed in a good, workmanlike and professional manner and (ii) the Equipment shall be (x) of the highest grade and quality unless otherwise specified and shall conform to the specifications, drawings, samples, or other description furnished by Manufacturer or specified by Lessee, (y) fit and sufficient for the purpose disclosed by Manufacturer, and (z) of good material and workmanship and free from defect. Manufacturer further warrants that if the Equipment is subject to the federal “Occupational Safety and Health Act” of 1970, as amended (“OSHA”), or OSHA’s state equivalent, or the rules and regulations thereunder that, at the time of delivery, the Equipment will, to the reasonable knowledge of Manufacturer, conform to all applicable standards and requirements set forth in OSHA or rules and regulations in effect at the time of delivery. Manufacturer further warrants that it has rights to grant a sublicense under U.S. 5,914,247 to Lessee in order to allow Lessee to use the Equipment to fullest extent allowed under this Agreement and that Manufacturer will notify Lessee promptly in the event Manufacturer’s right to grant such sublicense is in danger of being terminated or has been terminated. Manufacturer expressly disclaims all other warranties.

(b) Manufacturer and Lessee specifically agree that the Equipment is provided as an addition to the Lessee’s food safety procedures only, and not as a replacement for such procedures. The Equipment is designed to detect varying levels of plant-based organic contamination which can potentially be transferred from the meat animal hide and/or digestive tract onto the meat surface, and could potentially contain the bacteria commonly found in the digestive tract or on the hide which can cause food borne illnesses. Manufacturer and Lessee specifically acknowledge that the Equipment does not detect bacteria, viruses or parasitic organisms. Accordingly, and in addition to the limitations set forth in the Agreement, Lessee agrees that, should Manufacturer be sued for personal injury allegedly caused by the existence of bacteria, virus or parasitic organisms in a product sold by Lessee, Lessee shall defend, indemnify and hold harmless Manufacturer and Manufacturer’s Representatives as set forth in Section 12 of the Agreement.

(c) NEITHER PARTY, NOR ITS TRANSFEREES OR ASSIGNS, SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR ANY INTERRUPTION OF SERVICE OR LOSS OF BUSINESS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY BY A PARTY AS TO THE EQUIPMENT OR ANY OTHER MATTER BY A PARTY AS TO THE EQUIPMENT SHALL BE BINDING ON THAT PARTY.

6. Representations.

(a) Lessee hereby represents that, with respect to this Agreement: (i) the execution, delivery and performance thereof by Lessee have been duly authorized by all necessary corporate action; (ii) the individual executing such document is duly authorized to do so; and (iii) such document constitutes a legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, subject to applicable bankruptcy law and equity.

(b) Manufacturer hereby represents that, with respect to this Agreement: (i) the execution, delivery and performance thereof by Manufacturer have been duly authorized by all necessary corporate action; (ii) the individual executing such document is duly authorized to do so; and (iii) such document constitutes a legal, valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, subject to applicable bankruptcy law and equity.

7. Title. Manufacturer shall at all times retain title to the Equipment, and Lessee shall not represent otherwise to any person or entity. All documents of title and evidences of delivery shall be delivered to Manufacturer. Lessee shall not change or remove any insignia or lettering that is on the Equipment or that is thereafter placed thereon indicating Manufacturer’s ownership thereof; and at any time during the term of this Agreement, upon request of Manufacturer, Lessee shall affix to the Equipment, in a prominent place, labels, plates or other markings supplied by Manufacturer stating the owner of the Equipment. Manufacturer is hereby authorized by Lessee to file or record and refile and rerecord Uniform Commercial Code Financing Statements setting forth Manufacturer’s interest in the Equipment. Lessee shall indemnify Manufacturer and defend Manufacturer’s title against all persons claiming against (through actions other than actions of Manufacturer) or through Lessee, at all times keeping the Equipment free from any legal process or encumbrance whatsoever resulting from, by, or under any acts of Lessee including, but not limited to, liens, attachments, levies and executions, and shall give Manufacturer immediate written notice thereof and shall indemnify Manufacturer from any loss caused thereby. Lessee shall execute and deliver to Manufacturer, upon Manufacturer’s request, such further instruments and assurances as Manufacturer deems reasonably necessary or reasonably advisable for the confirmation or perfection of Manufacturer’s rights hereunder. Lessee acknowledges that this Agreement does not confer on Lessee any rights to use Manufacturer’s graphic designs, copyrights, trademarks, trade dress, trade secrets, know-how or any other intellectual property owned or controlled by Manufacturer that is not expressly included in the definition of Confidential Information or “Equipment.” Such rights may only be conferred on Lessee in a separate written license agreement executed by both parties.

8. Care and Use of Equipment. Manufacturer shall maintain and service the Equipment as described in “Maintenance and Service” and “Improvements” on Exhibit A. In all other respects, except for damage or repairs due to the acts or omissions of Manufacturer or its employees, agents or contractors, Lessee at its own cost and expense shall maintain the Equipment in good operating condition, repair and appearance, and Lessee shall protect the same from deterioration, other than normal wear and tear. Lessee shall use the Equipment in the regular course of business only, within its normal capacity, without abuse, and in the manner contemplated by the parties as of the date of this Agreement. Lessee shall comply with all laws, ordinances, regulations, requirements and rules with respect to the use and operation of the Equipment, and shall not make (except in conjunction with Manufacturer in accordance with Section 9 (Upgrades and Additions)) any modification, alteration or addition to the Equipment. Neither Lessee nor its employees, agents or representatives shall tamper with, disassemble, revise, engineer or otherwise examine the manual workings of the Equipment. If through the negligence of Lessee or the breach of this Agreement by Lessee repairs are required of Manufacturer then Lessee shall reimburse Manufacturer for all reasonable costs incurred by Manufacturer in making such repairs or performing such maintenance, if Lessee has not made such repairs or performed such maintenance within a reasonable time following Manufacturer’s written notice to Lessee. Manufacturer shall have the right during normal business hours, upon reasonable prior notice to Lessee and subject to applicable laws and regulations, to enter the Facility in order to inspect, observe or, upon an Event of Default (as defined below), remove the Equipment, or otherwise protect Manufacturer’s interest, and Lessee shall cooperate fully in affording Manufacturer the opportunity to do the same. Lessee shall permit Manufacturer to review all documentary and electronic information relating to the Equipment and the operation of it.

9. Upgrades And Additions. Additions, modifications, alterations and upgrades to the Equipment shall be conducted only as described in “Improvements” on Exhibit A, and each shall be conducted only with the consent of and by Manufacturer, not to be unreasonably withheld or delayed. In consideration of Lessee’s lease of the Equipment, Manufacturer agrees to offer Lessee, at a price and upon terms to be negotiated between the parties but at a discount from prices offered to the rest of the meat packing industry, all improvements made by Manufacturer to substantially similar Equipment sold or licensed by Manufacturer during the term of this Agreement. All additions, modifications, alterations and upgrades to the Equipment and to Manufacturer Confidential Information shall be handled pursuant to Article 7 of the Development Agreement.

10. Net Fees; Taxes. The Lease Fees under this Agreement are net to the Manufacturer, and Lessee shall pay to Manufacturer, when due, all taxes and charges (other than income taxes imposed on Manufacturer), including all sales, use, excise, personal property, stamp, documentary and ad valorem taxes, license and registration fees, assessments, fines, penalties, freight, transportation and similar charges imposed on the ownership, possession, licensing, operation or use of the Equipment during the term of this Agreement. In the event of a continuing default by Lessee, Lessee shall pay to Manufacturer all costs and expenses, storage, caretaking and repossession expenses in connection with the enforcement of Manufacturer’s rights under this Agreement.

11. Relationship of the Parties. Lessee shall be considered to be an independent contractor. The relationship shall not be construed to be that of employer and employee, and shall not constitute a partnership, joint venture or agency of any kind. Neither party shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other, or to bind the other in any respect whatsoever. In addition, neither party shall obligate or purport to obligate the other by issuing or making any affirmations, representations, warranties or guaranties with respect to the Equipment to any third party.

12. Indemnification.

(a) Except to the extent caused by the negligent acts or omissions of Manufacturer or its officers, directors, employees, agents or contractors (the “Manufacturer Representatives”) or by the breach of this Agreement by Manufacturer, Lessee shall indemnify, protect and save Manufacturer and the Manufacturer Representatives harmless from all claims, demands, suits or actions (including attorney fees incurred in connection therewith) that may be asserted against Manufacturer or any Manufacturer Representative relating to (i) Lessee’s indemnification obligations contained in Section 5(b), (ii) acts of negligence or willful conduct by Lessee or any Lessee Representative in connection with the Equipment, or (iii) Lessee’s breach of this Agreement. These indemnification obligations shall continue in full force and effect notwithstanding the termination of this Agreement.

(b) Except to the extent caused by the negligent acts or omissions of Lessee or its officers, directors, employees, agents or contractors (the “Lessee Representatives”) or by the breach of this Agreement by Lessee, Manufacturer shall indemnify, protect and save Lessee and the Lessee Representatives harmless from all claims, demands, suits or actions (including attorney fees incurred in connection therewith) that may be asserted against Lessee or any Lessee Representative relating to (i) any alleged or actual, direct or contributory infringement of patent or other intellectual property, arising from the use of the Equipment, (ii) acts of negligence or willful conduct by Manufacturer or any Manufacturer Representative or (iii) Manufacturer’s breach of this Agreement. These indemnification obligations shall continue in full force and effect notwithstanding the termination of this Agreement.

(c) In the event a claim against an indemnified party arises to which the indemnity of this section is applicable, notice shall be given promptly by the indemnified party to the indemnifying party and the indemnifying party shall have the right to control the defense of such claim and to select lead counsel to defend such claim, at the sole cost and expense of the indemnifying party; provided that in no event shall an indemnifying party enter into any settlement without the consent of the indemnified party, which consent shall not be unreasonably withheld. The indemnified party may select counsel to participate in any such defense at the sole cost and expense of the indemnified party. In connection with any claim, the parties shall cooperate with each other and provide each with access to relevant books and records in their possession, as well as necessary employees or other agents.

13. Insurance.

(a) Lessee shall obtain and maintain or self insure for the Term, at its own expense, property damage and liability insurance and insurance against loss or damage to the Equipment (including so-called extended coverage), as a result of theft and such other risks of loss as are normally maintained on equipment of the type leased under this Agreement by companies carrying on the business in which Lessee is engaged, in such amounts, in such form and with such insurers as shall be reasonably satisfactory to Manufacturer. Each insurance policy shall provide that it may not be canceled or altered without at least 30 days prior written notice thereof being given to Manufacturer or its successor and assigns.

(b) Manufacturer agrees that during the Term it and any subcontractor it provides to perform installation, service or maintenance at the Facility, shall maintain a policy or policies of insurance as set forth below:

(i) worker’s compensation, employer’s liability insurance and other legally required employer’s insurance in accordance with and meeting all requirements of applicable State and Federal law; and

(ii) general liability insurance (including contractual liability) in amounts not less than $2,000,000 per occurrence, combined single limits.

(c) Each party shall provide the other evidence of the above-required insurance in the form of certificates of insurance. These certificates of insurance shall contain a provision that 30 days’ prior written notice of cancellation will be provided to the other party.

14. Risk of Loss. Except to the extent caused by the acts or omissions of Manufacturer or any Manufacturer Representative or arising out of a breach of this Agreement by Manufacturer, Lessee shall bear the entire risk of the Equipment being lost, destroyed or otherwise unfit or unavailable for use from any cause whatsoever (an “Event of Loss”) after it has been delivered by the Manufacturer to the common carrier for shipment to Lessee. If an Event of Loss shall occur with respect to the Equipment, Lessee shall promptly notify Manufacturer of that fact in writing. Except to the extent caused by the acts or omissions of Manufacturer or any Manufacturer Representative or arising out of a breach of this Agreement by Manufacturer, within 30 days Lessee shall pay to Manufacturer an amount equal to the Lease Fee payment due and payable with respect to the Equipment on or prior to such date, plus a sum equal to the casualty value of the Equipment as of the date of such payment (which, for purposes of this Agreement, shall be determined in good faith by Manufacturer and Lessee in direct relation to the value of the portion of the Equipment deemed to have been lost).

15. Default. Notwithstanding anything to the contrary contained in this Agreement, if any one of the following events (an “Event of Default”) shall occur, then to the extent permitted by applicable law, the non-defaulting party shall have the right, but not the obligation, to exercise any one or more of the remedies set forth in Section 16 below:

(a) Lessee fails to pay any Lessee Fee or other payment under this Agreement when due and after receiving written notice of non-payment from Manufacturer does not make such payment within three business days;

(b) any representation or warranty of either party made in this Agreement shall prove to have been false or misleading in any material respect as of the date when it was made;

(c) either party breaches any covenant, warranty or agreement hereunder, and such breach continues for 10 business days after receipt of written notice of such breach, or such additional reasonable time (not to exceed 60 days) if such breach cannot reasonably be cured in such 10 business day period; or

(d) either party is dissolved, becomes insolvent or makes an assignment for the benefit of creditors, a receiver, trustee, conservator or liquidator of all or a substantial part of its assets is appointed with or without its application or consent or a petition is filed or consented to such party under the Federal Bankruptcy Code or other law of the United States or of any other competent jurisdiction, or under any insolvency law or laws providing for the relief of debtors, or a petition or other proceeding is filed or commenced against such party thereunder and not dismissed or stayed within 30 days thereafter.

16. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default by Lessee, in addition to any rights or remedies available at law or in equity, Manufacturer may, at its option, exercise any one or more of the following remedies:

(i) cause Lessee to (and Lessee agrees that it will), upon written demand of Manufacturer and at Lessee’s expense, promptly return to Manufacturer at a location in the continental United States designated by Manufacturer the Equipment in accordance with all of the terms of this Agreement, or Manufacturer, at its option, may enter upon the premises where the Equipment is located and take immediate possession of and remove the same, all without liability for unreasonable damage to property or otherwise and without being guilty of trespass or conversion as to the Equipment;

(ii) sell any or all of the Equipment at public or private sale, with notice to Lessee or advertisement, or otherwise dispose of, hold, use, operate, lease to others, or keep idle the Equipment, all as Manufacturer in its sole discretion may determine and all free and clear of any rights of Lessee and without any duty to account to Lessee for such action or inaction or for any proceeds with respect thereto, except as hereinafter provided or required by applicable law (with all notices of any sale, lease or other disposition of the Equipment being sent to Lessee at least 10 days prior to such disposition or such other action, and shall constitute reasonable, fair notice to Lessee of any such disposition);

(iii) enter upon the premises where the Equipment or any item thereof is located and render the Equipment or such item inoperable but not so as to diminish its value;

(iv) exercise any other right that may be available to it under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Agreement as to the Equipment; or

(v) (exclusive of any one or more of the foregoing remedies), by written notice to Lessee, cause Lessee to (and Lessee agrees that it will) pay to Manufacturer (as liquidated damages for loss of a bargain and not as a penalty) on the date specified in such notice an amount equal to the then present value of all unpaid payments due under this Agreement that, absent an Event of Default, would have been payable under this Agreement for the full Term, and in such event Lessee shall enjoy the same rights and privileges and retain the same obligations (other than the obligation to pay Lease Fees) for the balance of the Term and at the end of the Term as if no default had occurred and all lease fee obligations had been prepaid in full or otherwise satisfied completely. In addition, Lessee shall continue to be liable for all covenants and indemnities under this Agreement and for all attorney fees and other costs and expenses incurred by Manufacturer, including, but not limited to, placing any Equipment in the condition required by this Agreement upon redelivery.

(b) Upon the occurrence and during the continuance of an Event of Default by Manufacturer, in addition to any rights or remedies available at law or in equity, Lessee may, at its option, terminate this Agreement and return the Equipment without further obligation to Manufacturer.

(c) No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; and the rights or remedies provided herein or by applicable law, including, without limitation, re-entry upon premises or repossession of the Equipment, will not be considered an election of remedies, waiver of either party’s rights hereunder or under applicable law or termination or surrender of this Agreement.

17. Safety. Manufacturer and its contractors performing installation, service and maintenance at the Facility shall complete and sign Lessee’s Contractor Safety Pre-Qualification form attached as Exhibit B and incorporated herein, and shall abide by Lessee’s safety rules, policies and procedures as outlined in Lessee’s Safety Guidelines Handbook or as otherwise communicated by Lessee to Manufacturer or its contractors, including, without limitation the Drug/Alcohol Testing Addendum attached as Exhibit C.

18. Compliance with Laws. Both parties warrant that their performance under this Agreement shall be rendered in material accordance with all applicable laws, rules, regulations and ordinances.

19. Patents. Manufacturer warrants that none of the Equipment violates any patents or other intellectual property rights of third parties. If it should be determined that any Equipment sold hereunder infringes any existing patent or other intellectual property rights of a third party, the Manufacturer shall indemnify Lessee and defend the action on behalf of Lessee, at Manufacturer’s expense and, at Manufacturer’s option: (i) modify, at Manufacturer’s expense, the Equipment to make it non-infringing or to provide substantially similar benefit to Lessee (or in such other way as is reasonably acceptable to Lessee); (ii) replace, at Manufacturer’s expense, the infringing Equipment with non-infringing equipment or that provides substantially similar benefit to Lessee (or in such other way as is reasonably acceptable to Lessee); or (iii) terminate this Agreement and remove the Equipment from the Facility at Manufacturer’s expense.

20. Modification. No modification or change may be made in this Agreement except by a writing signed by a duly authorized representative of each party.

21. Assignment. Except by Lessee to a subsidiary or commonly controlled affiliate, or except in the case of a sale of the Facility, this Agreement and the rights and obligations hereunder may not be assigned, delegated or transferred by the Lessee without the prior written consent of the Manufacturer. Manufacturer may, without Lessee’s consent, assign or transfer this Agreement or the Equipment, any fees or other sums due or to become due under this Agreement, and in such event Manufacturer’s assignee or transferee shall have all the rights, obligations, powers, privileges and remedies of Manufacturer under this Agreement, and Lessee’s obligations hereunder shall not be subject to any defense, offset or counterclaim available to Lessee against Manufacturer. In any case of assignment by either party, the assigning party shall remain liable to the other party for the rights, obligations, powers, privileges and remedies of the other party with respect to such assignee.

22. Other Prohibitions Related to the Lease and Equipment. Without the prior written consent of Manufacturer, such consent not to be unreasonably withheld, Lessee shall not: (a) sublease any of the Equipment; (b) create or incur, or permit to exist, any lien or encumbrance with respect to any of the Equipment, or any part thereof; or (c) move any of the Equipment from the location at which it is first installed.

23. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the use of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges for such delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 23. All communications must be in writing and addressed as follows:

Manufacturer:	eMerge Interactive, Inc. 10315 102nd Terrace Sebastian, FL 32958 Telecopy: (561) 589-3779 Attention: Rich Stroman

Copy To:	Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue Suite 3200 Dallas, Texas 75202-2799 Attention: Michael J. Pendleton, Esq. Telecopier: (214) 855-4300

Lessee:	Excel Corporation 151 North Main Street

Wichita, KS 67202 Attention: Steve Mellinger, Vice President Telecopier: (316) 291-2889

Copy To:	Excel Corporation 151 North Main Street Wichita, KS 67202 Attention: Legal Department Telecopier: (316) 291-3499

24. Waiver. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of the parties. Further, the waiver by either party of any right or the failure to enforce at any time any of the provisions of this Agreement, or any related rights, shall not be deemed to be a waiver of any other rights or any breach or failure of performance of the other party.

25. Confidentiality. Both parties acknowledge that, in the course of performing their respective obligations under this Agreement, they may receive from the other party certain confidential and proprietary information, including data, specifications, processes, policies, technologies, methods, formulae, and performance and other information of the other party (collectively, “Confidential Information”). Both parties agree to limit disclosure and access to the Confidential Information to such of their employees as are directly involved with work required by this Agreement and then only to the extent as is necessary and essential to complete such work. Each party will ensure that their respective employees shall preserve the confidential nature of the Confidential Information. Neither party shall disclose any of the Confidential Information to any other party, in whole or in part, directly or indirectly, unless authorized in writing by the other party. The parties shall, at all times, take proper and appropriate steps to protect the Confidential Information. Confidential Information shall be used only in connection with performance of this Agreement. No other use of it will be made by the receiving party or its employees, it being recognized that the disclosing party has reserved all rights to the Confidential Information. The term Confidential information shall not include information which (i) is in the public domain prior to disclosure to the receiving party, (ii) is lawfully in the receiving party’s possession prior to disclosure, (ii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the receiving party. The receiving party will not duplicate the Confidential Information, in whole or in part, except to the extent necessary to perform its obligations under this Agreement. The Confidential Information shall remain the property of the disclosing party and shall be returned to the disclosing party upon termination of this Agreement. The obligations under this section shall survive termination of this Agreement.

26. Visitation Rights. When in the company of personnel of other meat packing companies that are pre-announced by Manufacturer to Lessee and pre-authorized each time by Lessee to Manufacturer, Lessee agrees to allow visitation rights to the Equipment installation site, expressly for the purpose of viewing the Equipment in operation, on date(s) and time(s) to be determined by Lessee in common accord with Manufacturer.

27. Miscellaneous.

(a) Severability. If any provision of this Agreement is declared invalid or unenforceable, this Agreement shall endure except for the part declared invalid or unenforceable. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Entire Agreement. This Agreement supercedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between Manufacturer and Lessee with respect to the subject matter hereof, including the Development Agreement (other than with respect to the confidentiality and publicity and publications provisions contained in that agreement). In the event of a conflict between the Development Agreement and this Agreement, the terms of this Agreement shall control.

(d) Specific Performance. In addition to such other remedies as may be available under applicable law, the parties acknowledge that the remedies of specific performance and/or injunctive relief shall be available and proper if either party fails or refuses to perform its duties or fulfill its covenants hereunder.

(e) Force Majeure. No party to this Agreement shall be responsible for any delays or failure to perform any obligation under this Agreement due to acts of God, strikes or other disturbances, including without limitation war, insurrection, embargoes, governmental restrictions, acts of governments or governmental authorities, and any other cause beyond the control of such party. During an event of force majeure the parties’ duties to perform obligations set forth in this Agreement shall be suspended.

(f) Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware without giving effect to the principles of conflict of laws.

(g) Publicity. The provisions of “Article 4 - Publicity and Publications” of the Joint Development Agreement shall continue to be in force and effect and shall apply to this Agreement, with such provisions being incorporated into this Agreement by reference.

(h) Source Code Escrow. Subject to execution of an escrow agreement, Manufacturer (“Lessor”) will deposit the Deposit Materials (as defined below) with DSI Technology Escrow, Inc. or such other escrow agent reasonably acceptable to the parties (“Escrow Agent”). The parties will use commercially reasonable efforts to negotiate and execute a source code escrow agreement (“Source Code Escrow Agreement”) within 30 days of the execution date hereof. Within 30 days of Lessor’s release of a material update, as long as Lessee has paid for maintenance and support services, Lessor will deliver to the Escrow Agent a new copy of the Deposit Materials containing the source code for such material update. Lessor shall be responsible for, and shall pay, any and all fees due to the Escrow Agent in connection with such escrow arrangement. The Escrow Agent will make the Deposit Materials available to Lessee only if Lessor fails to perform the maintenance and support services after its receipt of prior notice and an opportunity to cure in accordance with this Agreement; provided, however, that if a dispute arises as to whether or not Lessor has failed to perform (or failed to cure such non-performance of) the maintenance and support services in accordance with this Agreement, the parties shall appoint a mutually acceptable neutral third party arbitrator, with expertise in intellectual property law, who will, no later than fourteen (14) days after the initial demand of Lessee, direct the Escrow Agent to hold or release the applicable portion of the Deposit Materials according to such arbitrator’s interpretation of this Agreement and the Source Code Escrow Agreement. In the event the Deposit Materials are rightly released to Lessee by the Escrow Agent, Lessee may use the Deposit Materials for: (i) the sole purpose of providing maintenance and support for Lessee’s internal business only and solely in accordance with the provisions of this Agreement; (ii) only for as long as Lessee adheres to all of its obligations under the Agreement including, without limitation, payment obligations; (iii) only as long as Lessee is not in breach of the Agreement; and (iv) only for the duration of the term of license granted under this Agreement. The Deposit Materials and all improvements, derivative works and enhancements thereto remain the exclusive intellectual property and confidential information of Lessor, and Lessee agrees that it will promptly return the Deposit Materials together with all copies, improvements, derivative works and enhancements thereof, and all other Confidential Information to Lessor upon the expiration or termination of this Agreement, and certify the same in writing to Lessor. For purposes hereof, the Deposit Materials shall mean the latest copy of the source code for DM, SM computers, the latest copy of the source code for DM controller board, a copy of the latest user manual, and a bill of material list of all critical components and vendors or on-going maintenance of CIS Systems.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

LESSEE:

EXCEL CORPORATION

By:
Name:
Title:

MANUFACTURER:

EMERGE INTERACTIVE, INC.

By:
Name:
Title: